                                                                    EXHIBIT 20.1



                                  PRESS RELEASE


FROM:          INDESCO INTERNATIONAL INC.
RELEASE DATE:  OCTOBER 12, 2000
-------------------------------------------------------------------------------

                   INDESCO INTERNATIONAL, INC. ANNOUNCES SALE
                             OF EUROPEAN SUBSIDIARY


        Thursday, October 12, 2000. Indesco International, Inc. (the "Company") today signed a Letter of Intent with ABRO Consult Nederland B.V. ("Purchaser"), a Netherlands corporation, controlled by Mr. Yehochai Schneider, the former Chairman of the Board of the Company, whereby the Purchaser will acquire Afa Polytek, B.V. ("Polytek"), a wholly-owned subsidiary of the Company, located in the Netherlands. In consideration of the purchase, the Purchaser agreed to pay Indesco, in cash, U.S.$2 million above Polytek's funded and intercompany debt of approximately U.S.$8,000,000. In addition, the Purchaser will pay Indesco an earnout based on the EBITDA of Polytek generated from the sales of Polytek's newly developed technology (described below) during the three years commencing January 1, 2002 and terminating at December 31, 2004. The transaction is expected to close by October 19, 2000 subject to approval of Indesco's Board of Directors, the execution of a definitive sale and purchase agreement and other conditions.

        The Company and Polytek will also enter into a development and cooperation agreement to develop and manufacture new dispensing products based on Polytek's proprietary technology (the "Technology") and for joint marketing activities. The Purchaser has agreed to invest an additional U.S.$3 million into Polytek which will allow Polytek to obtain the financing required in order to proceed with the development and commercialization of the Technology. In addition, Polytek will grant the Company an exclusive use and license agreement to manufacture, assemble, sell and distribute all products based upon and derived from the Technology in North America, Central America and South America.

        The parties will also expand their current use, license and distribution agreements whereby Polytek manufactures, assembles, sells and distributes products based on the technology of Afa Products, Inc. (the Company's subsidiary), and will enter into a new license agreement whereby Polytek will pay royalties to Continental Sprayers International, Inc. (the Company's subsidiary) for the manufacture, sale and distribution of products based on the technology of Continental Sprayers Inc.

        On October 4, 2000, Mr. Schneider resigned as an officer and Chairman of Board of Directors of the Company and its parent company and as a director and officer of each of the Company's subsidiaries. Mr. Ariel Gratch, Chief Executive Officer of the Company, announced that Mr. Igal Greif, a private investor, and Mr. Robert Silva, currently Chairman of the Board and Chief Executive Officer of Transtech Industries, Inc., have agreed to join the Board of Directors of the Company, and that he will assume the role of Chairman of the Board.

        Mr. Gratch also stated "the disposition of Polytek will allow the Company to efficiently allocate its capital resources, provide Polytek with the financing needed to commercialize the Technology, and focus the Company on executing its strategic plan for North, South and Central America. The Company's ongoing strategic alliance with Polytek will also enable the Company to serve the global requirements of its U.S. based multi-national customer."


Company Contact:      William Maloney
                      212-446-0381



        THIS NEW RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THE MOST SIGNIFICANT AMONG THESE RISKS AND UNCERTAINTIES ARE (1) INCREASED COMPETITION FROM EITHER DOMESTIC OR FOREIGN PRODUCERS OF COMPETITIVE PRODUCTS, INCLUDING INCREASES IN MORE COMPETITIVE CAPACITY THROUGH DEVELOPMENT OF NEW TECHNOLOGIES, (2) VARIATIONS IN DEMAND FOR THE COMPANY'S PRODUCTS, (3) CHANGES IN THE COSTS OR AVAILABILITY OF RAW MATERIALS USED IN PRODUCTION, AND (4) COSTS OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS AND REGULATIONS.

                              ---------------------

                                                                      EXHIBIT 20

                                  PRESS RELEASE


FROM:          INDESCO INTERNATIONAL, INC.
RELEASE DATE:  OCTOBER 19, 2000
--------------------------------------------------------------------------------


                INDESCO INTERNATIONAL, INC. ANNOUNCES CLOSING OF
                           SALE OF EUROPEAN SUBSIDIARY



        Thursday, October 19, 2000. Indesco International, Inc. (the "Company") announced today the closing with Arbo Consult Nederland B.V. of the Company's previously announced sale of AFA Polytek, B.V., headquartered in The Netherlands and formerly a wholly-owned subsidiary of the Company. The Purchaser is a Dutch corporation controlled by Mr. Yehochai Schneider, formerly Chairman of the Board of Directors of the Company. The purchase price for Polytek was U.S. $2 million in cash above Polytek's funded and intercompany debt of approximately U.S. $8 million. Additional consideration may be payable to Indesco through an earn-out based upon EBITDA of Polytek generated from sales of Polytek's newly developed proprietary technology (the "Technology") during the three years commencing January 1, 2002 through December 31, 2004.

        The Company and Polytek also entered into a development and cooperation agreement for new dispensing products based on Polytek's Technology and for joint marketing activities. The Purchaser has agreed to invest an additional U.S. $3 million into Polytek which will allow Polytek to obtain the financing required in order to proceed with the development and commercialization of the Technology. In addition, Polytek granted the Company an exclusive license to manufacture, assemble, sell and distribute in North, Central and South America all products based upon and derived from the Technology.

        The Company and Polytek will continue their alliance through the current license and distribution agreements with Afa Products, Inc., one of the Company's two domestic subsidiaries and Continental Sprayers International, Inc., the Company's other domestic subsidiary, has entered into a new license agreement with Polytek for the manufacture, distribution and sale by Polytek of CSI products.

        Ariel Gratch, Chief Executive Officer of the Company stated, "We are pleased to have concluded successfully the Polytek transaction. It will permit the Company to focus on executing its Western Hemisphere strategic plan and enable the Company more effectively to allocate its capital resources. At the same time, it will permit Polytek to have access to the capital required to commercialize the Technology, which in turn should permit the Company to capitalize on its exclusive license for the Technology in the Western Hemisphere. Through the ongoing strategic relationship between the Company and Polytek, the Company will continue to serve the global requirements of its U.S. based multi-national customers."

        Indesco, AFA and CSI are among the global leaders in the development, manufacture and sale of liquid dispensing systems, primarily plastic trigger sprayers used in household consumer products and lawn and garden applications.



Company Contact:      William Maloney
                      212-446-0381



                THIS NEW RELEASE CONTAINS FORWARD-LOOKING
                STATEMENTS THAT ARE SUBJECT TO CERTAIN RISKS
                AND UNCERTAINTIES THAT COULD CAUSE ACTUAL
                RESULTS TO DIFFER MATERIALLY FROM THOSE
                PROJECTED. THE MOST SIGNIFICANT AMONG THESE
                RISKS AND UNCERTAINTIES ARE (1) INCREASED
                COMPETITION FROM EITHER DOMESTIC OR FOREIGN
                PRODUCERS OF COMPETITIVE PRODUCTS, INCLUDING
                INCREASES IN MORE COMPETITIVE CAPACITY
                THROUGH DEVELOPMENT OF NEW TECHNOLOGIES, (2)
                VARIATIONS IN DEMAND FOR THE COMPANY'S
                PRODUCTS, (3) CHANGES IN THE COSTS OR
                AVAILABILITY OF RAW MATERIALS USED IN
                PRODUCTION, AND (4) COSTS OF COMPLIANCE WITH
                NEW ENVIRONMENTAL LAWS AND REGULATIONS.

                             ---------------------